UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

August 14, 2009

GSI GROUP INC.

(Exact name of registrant as specified in its charter)

New Brunswick, Canada	000-25705	98-0110412
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

125 Middlesex Turnpike,

Bedford, Massachusetts 01730

(Address of Principal Executive Offices)

(Zip Code)

Registrant’s telephone number, including area code: (781) 266-5700

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01.	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On August 14, 2009, GSI Group Inc. (the “Company”) received an additional staff determination notice (the “Additional Staff Determination”) from the Nasdaq Stock Market (“Nasdaq”), indicating that the Company is not in compliance with the filing requirements for continued listing as set forth in Listing Rule 5250(c)(1) (the “Rule”). The Additional Staff Determination, which the Company expected, was issued in accordance with standard Nasdaq procedures due to the delayed filing of the Company’s Quarterly Report on Form 10-Q for the quarterly period ended July 3, 2009 (the “Quarterly Report”). The Additional Staff Determination indicated that such non-compliance with the Rule serves as an additional basis for delisting the Company’s securities from Nasdaq. The letter further indicated that the Company has until August 21, 2009 to present its views with respect to this additional deficiency to the Nasdaq Listing Qualifications Panel. The Company intends to respond to the request in a timely manner.

The Company previously requested and was granted a hearing before the Nasdaq Hearings Panel (the “Panel”). The Panel determined to grant the Company’s request for continued listing on Nasdaq conditioned on the Company (i) reporting to the Panel on or before August 31, 2009 the status of its public disclosure about the range of adjustments the Company expects to make to revenue transactions in its Precision Technology Segment for 2004 through 2008 and (ii) filing its delayed periodic reports and any required restatements, on or before November 2, 2009.

As previously disclosed, the Company’s Audit Committee has concluded its review of sales transactions in the Company’s Semiconductor Systems Segment for fiscal years 2006, 2007 and 2008, and the Company is currently reviewing the timing of revenue recognized in connection with multiple element arrangements in its Precision Technology Segment from 2004 through 2008 to determine if adjustments need to be made to those periods. The Company continues to work diligently to complete the preparation and filing of its delayed periodic reports, in addition to its restated financial statements for fiscal years 2006, 2007 and 2008.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

99.1	Press Release dated August 20, 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned.

GSI Group Inc.

By:	/s/ Sergio Edelstein
Sergio Edelstein President and Chief Executive Officer

Date: August 20, 2009

EXHIBIT INDEX

99.1     Press Release dated August 20, 2009.